CODE OF ETHICS FOR HARBOR TRUSTS

This Code of Ethics is divided into three parts. The first part contains the Statement of General Principles and Legal Requirements for each Harbor Funds, Harbor ETF Trust, and Harbor Funds II (each a “Trust” and together the “Trusts”) and each series thereof a “Fund” and collectively, the “Funds”. The second part of this Code of Ethics contains provisions relating exclusively to the Independent Trustees of the Trusts. The third part contains provisions applicable to all employees, directors and officers of Harbor Capital Advisors, Inc. (“Harbor Capital”) as well as to access persons of each Trust who are also access persons of Harbor Capital. The fourth part contains recordkeeping and other miscellaneous provisions.

The Board of Trustees of each Trust has determined that the high standards established by Harbor Capital may, without change, be appropriately applied by each Trust to those access persons of the Trusts who are also access persons of Harbor Capital and, accordingly, may have opportunities for knowledge of and, in some cases, influence over, a Fund’s portfolio transactions. The trustees who are unaffiliated with Harbor Capital (the “Independent Trustees”) have comparatively less current knowledge and considerably less influence over specific purchases and sales of securities by the Funds. Therefore, this Code of Ethics contains separate provisions exclusively applicable to such Independent Trustees.

Any Advisory Board Member of a Trust who is not an interested person of such Trust within the meaning of Section 2(a)(19) of the 1940 Act will be treated as an Independent Trustee under this Code of Ethics and subject to the same provisions and requirements as an Independent Trustee.

Statement of General Principles

It is the policy of each Trust that no access person will engage in any act, practice or course of conduct that would violate the provisions of Section 17 (j) of the Investment Company Act of 1940, as amended ( the “1940 Act”), and Rule 17j-1 thereunder. The fundamental position of the Trusts is, and has been, that each access person will place at all times the interests of the Funds and its shareholders first. Each access person must avoid any situation involving an actual or potential conflict of interest or possible impropriety with respect to his or her duties and responsibilities to the Funds. Each access person must not take advantage of his or her position of trust and responsibility with the Funds and must avoid any situation that might compromise or call into question his or her exercise of full independent judgment in the best interests of the Funds.

Accordingly, private financial transactions by access persons of the Funds must be conducted consistent with this Code of Ethics and in such a manner as to avoid any actual or potential conflict of interest or any abuse of an access person’s position of trust and responsibility.

Without limiting in any manner the fiduciary duty owed by access persons to the Funds or the provisions of this Code of Ethics, it should be noted that the Funds considers it proper that purchases and sales be made by its access persons in the marketplace of securities owned by the Funds; provided, however, that such securities transactions comply with the spirit of, and the specific restrictions and limitations set forth in, this Code of Ethics. Such personal securities transactions should also be made in amounts consistent with the normal investment practice of the person involved, and with an investment, rather than a short-term trading, outlook. In making personal investment decisions with respect to any security, extreme care must be exercised by access persons to insure that the prohibitions of this Code of Ethics are not violated.

It bears emphasis that technical compliance with the procedures, prohibitions and limitations of this Code of Ethics will not automatically insulate from scrutiny personal securities transactions which show a pattern of abuse by an access person of his or her fiduciary duty to the Funds.

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A.	Legal Requirements

Section 17 (j) the 1940 Act provides, among other things, that it is unlawful for any affiliated person of the Funds to engage in any act, practice or course of business in connection with the purchase or sale, directly or indirectly, by such affiliated person of any security held or to be acquired by the Funds in contravention of such rules and regulations as the Securities and Exchange Commission (the “Commission”) may adopt to define and prescribe means reasonably necessary to prevent such acts, practices or courses of business as are fraudulent, deceptive or manipulative. Pursuant to Section 17 (j), the Commission has adopted rule 17j-1 which states that it is unlawful for any affiliated person of the Funds in connection with the purchase or sale of a security held or to be acquired (as defined in the Rule) by the Funds:

1.	To employ any device, scheme or artifice to defraud the Funds;

2.

To make to the Funds any untrue statement of a material fact or omit to state to the Funds a material fact necessary in order to make the statements made, in light of the circumstances under which they were made, not misleading;

3.	To engage in any act, practice or course of business which operates or would operate as a fraud or deceit upon the Funds; or

4.	To engage in any manipulative practice with respect to the Funds.

B.	Definitions

For purposes of this Code of Ethics, the following definitions will apply:

1.

The term “access person” with respect to the Funds will mean any trustee, officer or advisory person (as defined herein) of the Funds. The term “access person” with respect to Harbor Capital will mean all employees of Harbor Capital and any director or officer of Harbor Capital who, in the ordinary course of business makes, participates in or obtains information regarding the purchase or sale of covered securities by the Funds, or whose functions or duties in the ordinary course of business relate to the making of any recommendation to the Funds regarding the purchase or sale of covered securities.

2.

The term “advisory person” will mean (i) every trustee, director, officer or employee of the Funds and Harbor Capital (or of any company in control relationship to the Funds and Harbor Capital ) who, in connection with his or her regular functions or duties, makes, participates in, or obtains information regarding the purchase or sale of a security (as defined below) by the Funds, or whose functions relate to the making of any recommendations with respect to such purchases or sales and (ii) every natural person in a control relationship to the Funds and Harbor Capital who obtains information concerning recommendations made to the Funds with regard to the purchase or sale of a security. Directors of Harbor Capital who (i) are not employees of Harbor Capital, (ii) are not involved in the day-to-day business activities of Harbor Capital, and (iii) do not have access to nonpublic information regarding any Fund’s portfolio holdings, securities transactions or investment recommendations, are not considered “advisory persons” under this Code of Ethics unless they obtain access to or come into possession of such nonpublic information or are otherwise designated as an access person under Harbor Capital’s Code of Ethics. The term “advisory person” will not mean, for purposes of this Code of Ethics, any employee, director or officer of any Investment Partner to the Funds that is not otherwise affiliated with Harbor Capital.

3.

The term “beneficial ownership” will mean a direct or indirect “pecuniary interest” (as defined in subparagraph (a) (2) of Rule 16a-1 under the Securities Exchange Act of 1934, as amended) that is held or shared by a person directly or indirectly (through any contract, arrangement, understanding, relationship or otherwise) in a security. While the definition of “pecuniary interest” in subparagraph (a) (2) of Rule 16a-1 is complex, the term generally means the opportunity directly or indirectly to provide or share in any profit derived from a transaction in a security. An indirect pecuniary interest in securities by a person would be deemed to exist as a result of:

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ownership of securities by any of such person’s immediate family members sharing the same household (including child, stepchild, grandchild, parent, stepparent, grandparent, spouse, domestic partner, sibling, mother- or father-in-law, sister- or brother-in-law, and son- or daughter-in-law) but the presumption of such beneficial ownership may be rebutted;

•	the person’s partnership interest in the portfolio securities held by a general or limited partnership;

•	the existence of a performance-related fee (not simply an asset-based fee) received by such person as broker, dealer, investment adviser or manager to a securities account;

•	the person’s right to receive dividends from a security provided such right is separate or separable from the underlying securities;

•	the person’s interest in securities held by a trust under certain circumstances; and

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the person’s right to acquire securities through the exercise or conversion of a “derivative security” (which term excludes (a) a broad-based index option or future, (b) a right with an exercise or conversion privilege at a price that is not fixed, and (c) a security giving rise to the right to receive such other security only pro rata and by virtue of a merger, consolidation or exchange offer involving the issuer of the first security).

4.

The term “control” will mean the power to exercise a controlling influence over the management or policies or the Funds or Harbor Capital, unless such power is solely the result of an official position with the Funds or Harbor Capital, all as determined in accordance with Section 2 (a) (9) of the 1940 Act.

5.

The term “Independent Trustee” will mean a trustee of a Trust who is not an “interested person” of such Trust within the meaning of Section 2 (a) (19) of the 1940 Act. Section 2(a)(19) of the Act authorizes the Commission to issue an order finding that a person is an “interested person” due to a material business or professional relationship with a fund or certain persons or entities.

6.	The term “Funds” will mean Harbor Funds and Harbor ETF Trust, each a Delaware statutory trust, and any series of Harbor Funds and Harbor ETF Trust.

7.

The term “managed account” will mean a fully discretionary account opened or maintained by an access person (or such access person’s immediate family member) for which a registered investment adviser, bank or other investment manager acting in a similar fiduciary capacity, exercises sole investment discretion. Further, the access person (or such access person’s immediate family member) may not be consulted or have any input on specific transactions placed by the investment manager in the managed account prior to their execution. An account must be approved as a managed account by a Designated Code of Ethics Officer, the Chief Compliance Officer, or General Counsel before it may be treated as such under this Code of Ethics. An access person requesting the approval of a managed account must submit documentation to assess whether the account would qualify.

8.

The term “material non-public information” with respect to an issuer will mean information, not yet released to the public, which would have a substantial likelihood of affecting a reasonable investor’s decision to buy or sell any securities of such issuer.

9.	The term “purchase” will include the writing of an option to purchase.

10.

The term “Review Officer” will mean the Chief Compliance Officer of the Funds or such officer or employee of Harbor Capital designated from time to time by the Chief Compliance Officer to receive and review reports of purchases and sales by access persons of the Funds. The term

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“Alternate Review Officer” will mean the officer(s) of the Funds or officer or employee of Harbor Capital designated from time to time by the Chief Compliance Officer to support the Review Officer. The Alternate Review Officer(s) will have the same authority to act under this Code of Ethics as the Review Officer. The Alternate Review Officer will receive and review reports of purchases and sales by the Review Officer.

11.	The term “sale” will include the writing of an option to sell.

12.

The term “security” will have the meaning set forth in Section 2 (a) (36) of the 1940 Act, except that it will not include shares of registered open-end investment companies other than shares of the Funds, securities issued by the United States government, short-term securities which are “government securities” within the meaning of Section 2 (a) (16) of the 1940 Act, bankers’ acceptances, bank certificates of deposit, commercial paper and such other money market instruments as may be designated from time to time by the Board of Trustees.

13.

A security is “being considered for purchase or sale” when a recommendation to purchase or sell a security has been made and communicated and, with respect to the person making the recommendation, when such person seriously considers making such a recommendation.

14.

The term “significant remedial action” will mean any action that has a material financial effect upon an access person, such as firing, suspending or demoting the access person, imposing a substantial fine or requiring the disgorging of profits.

Rules Applicable to Independent Trustees

A.	Prohibited Activities

While the scope of actions which may violate the Statement of General Principles set forth above cannot be defined exactly, such actions would always include at least the following prohibited activities.

No Independent Trustee may profit by securities transactions of a short-term trading nature (including market timing) involving shares of the Funds. Transactions which involve a purchase and sale, or sale and purchase, of shares of the same series of the Funds within thirty (30) calendar days will be deemed to be of a short-term trading nature and thus prohibited unless prior written approval of the transaction is obtained from the Chief Compliance Officer. This restriction does not apply to, Managed Accounts, an automatic dividend reinvestment plan or automatic investment, exchange or withdrawal plans.

No Independent Trustee will, directly or indirectly, purchase or sell securities in such a way that the Independent Trustee knew, or reasonably should have known, that such securities transactions compete in the market with actual or considered securities transactions for the Funds, or otherwise personally act to injure the Funds’ securities transactions.

No Independent Trustee will use the knowledge of securities purchased or sold by the Funds or securities being considered for purchase or sale by the Funds to profit personally, directly or indirectly, by the market effect of such transactions.

No Independent Trustee will, directly or indirectly, communicate to any person who is not an access person any material non-public information relating to the Funds or any issuer of any security owned by the Funds, including, without limitation, non-public portfolio holdings information of the Funds and non-public information regarding the purchase or sale or considered purchase or sale of a security on behalf of the Funds.

B.	Transactions Exempt from Restrictions on Prohibited Activities

The Statement of General Principles and the Prohibited Activities set forth in the above Section I, Paragraph A and Section II, Paragraph A, respectively, will not be deemed to be violated by any of the following transactions:

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1.	Purchases or sales for an account over which the Independent Trustee has no direct or indirect influence or control;

2.	Purchases or sales which are non-volitional on the part of the Independent Trustee;

3.

Purchases or sales pursuant to an automatic investment plan, which is a program by which regular periodic purchases or withdrawals are made automatically in or from investment accounts in accordance with a predetermined schedule and allocation. An automatic investment plan includes a dividend reinvestment plan;

4.

Purchases made by exercising rights distributed by an issuer pro rata to all holders of a class of its securities, to the extent such rights were acquired by the Independent Trustee from the issuer, and sales of such rights so acquired;

5.	Tenders of securities pursuant to tender offers which are expressly condition on the tender offer’s acquisition of all of the securities of the same class;

6.	Purchases or sales in a Managed Account;

7.	Purchases or sales of exchange-traded funds (ETFs); and

8.

Purchases or sales for which the Independent Trustee has received prior written approval from the Chief Compliance Officer or Review Officer. Prior approval will be granted only if the purchase or sale of securities is consistent with the purposes of this Code of Ethics, Section 17 (j) of the 1940 Act and Rule 17j-1 thereunder.

C.	Personal Reporting Requirements

No Independent Trustee will be required to submit to the Funds a report of any securities transactions during each quarterly period in which such Independent Trustee has, or by reason of such transactions acquires or disposes of, any beneficial ownership of a security (whether or not one of the exemptions listed in Section B applies) unless such Independent Trustee, at the time of that transaction, knew or, in the ordinary course of fulfilling his or her official duties as a trustee of the Funds, should have known that, during the fifteen (15) day period immediately preceding the date of the transaction by the Independent Trustee such security was purchased or sold by the Funds or such security was being considered by the Funds or Harbor Capital for purchase or sale by the Funds; provided that, because monitoring the publication of the portfolio holdings of series of Harbor ETF Trust is not construed to be within the ordinary course of fulfilling the duties of a trustee, the publication or availability of such portfolio holdings will not be construed to impart actual or constructive knowledge of such series’ portfolio transactions on a trustee. Any required report will contain the following information:

1.	the trade date of each transaction and a description of each security;

2.	the nature of each transaction (i.e., purchase, sale or other type of acquisition or disposition);

3.	the price at which each transaction was effected and the number of units;

4.	the name of the broker, dealer or bank with or through whom each transaction was effected; and

5.	the date that the report was submitted by the access person;

Such report will be made not later than thirty (30) days after the end of each calendar quarter in which the transaction (s) to which the report relates was effected.

D.	Annual Certification of Compliance

All Independent Trustees will certify annually that they (i) have read and understand this Code of Ethics and recognize that they are subject hereto, (ii) have complied with the requirements of this Code of Ethics and (iii) have disclosed or reported all personal securities transactions required to be disclosed or reported pursuant to the requirements of this Code of Ethics.

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E.	Joint Participation

Independent Trustees should be aware that a specific provision of the 1940 Act prohibits such persons, in the absence of an order of the Commission, from effecting a transaction in which the Funds is a “joint or a joint and several participant” with such person. Any transaction which suggests the possibility of a question in this area should be presented to legal counsel for review.

F.	Electronic Reporting

Any of the information which is required to be submitted under this Code of Ethics may be submitted in electronic format.

Rules Applicable to Access Persons of the Funds Who Are Also Access Persons of Harbor Capital

A.	Incorporation of Harbor Capital’s Code of Ethics

1.

The provisions of Harbor Capital’s Code of Ethics, are incorporated herein by reference as the Funds’ Code of Ethics applicable to access persons (other than the Independent Trustees) of the Funds who are also access persons of Harbor Capital.

2.	A violation of Harbor Capital’s Code of Ethics will constitute a violation of this Code of Ethics.

B.	Reports

Access persons of the Funds who are access persons of Harbor Capital will file the reports required under Harbor Capital’s Code of Ethics with the Review Officer and, if the Review Officer is an access person of the Funds, he or she will submit his or her reports to the Alternate Review Officer.

Miscellaneous

A.	Recordkeeping Requirements

The Funds will maintain and preserve in an easily accessible place:

1.	A copy of this Code of Ethics (and any prior code of ethics that was in effect at any time during the past five years) for a period of five years;

2.	A record of any violation of this Code of Ethics and of any action taken as a result of such violation for a period of five years following the end of the fiscal year in which the violation occurs;

3.

A copy of each report (or computer printout) submitted under this Code of Ethics for a period of five years, only those reports submitted during the previous two years must be maintained and preserved in an easily accessible place;

4.	A list of all persons who are, or within the past five years were, required to make reports pursuant to this Code of Ethics; and

5. The names of each person who is serving or who has served as Review Officer within the past five years.

B.	Confidentiality

All information obtained from any access person hereunder will be kept in strict confidence by the Funds, except that reports of securities transactions hereunder will be made available to the Commission or any other regulatory or self-regulatory organization to the extent required by law or regulation.

C.	Annual Review by the Board of Trustees

The Chief Compliance Officer of the Funds and Chief Compliance Officer of Harbor Capital must prepare an annual report to the Funds’ Board of Trustees setting forth the following information relating to compliance with this Code of Ethics during the previous year:

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A summary of existing procedures concerning personal investing and, for the Board’s approval, any changes in the procedures made during the past year, provided however, that any material change to this Code of Ethics must be presented to the Board for approval within six months of such change;

•	A report of any violations requiring significant remedial action during the past year;

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A report of any waiver(s) granted during the past year from any provision of the respective codes of ethics for the Funds or Harbor Capital (which will not include pre-clearance or other approvals provided for in the codes, such as for managed accounts, as they are not considered waivers);

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A summary of any recommended changes, for the Board’s approval, in existing restrictions or procedures based upon the Funds’ or Harbor Capital’s experience under their respective codes of ethics, evolving industry practices or developments in applicable laws or regulations; and

•	A certification that the Funds and Harbor Capital have each adopted procedures which are reasonably necessary to prevent access persons from violating their respective codes of ethics.

D.	Disclosure of Personal Securities Transactions

The Funds undertake to include in its Registration Statement disclosure relating to whether access persons are permitted to engage in personal securities transactions and the general restrictions and procedures by which access persons are governed in those transactions.

E.	The Investment Partners to the Funds

Each such Investment Partner is subject to its own code of ethics, which must be approved by the Board of Trustees when the Investment Partner is initially engaged. Each Investment Partner is also required to inform the Board of any material change to the Investment Partner’s Code of Ethics promptly. The Board of Trustees is required to approve any material change to the Investment Partner’s Code of Ethics within six months of such change.

Each Investment Partner is required to certify quarterly that there have been no material violations of the Investment Partner’s code of ethics during the most recent calendar quarter. If there have been any material violations of the Investment Partner’s code of ethics, the Investment Partner must provide a report of such violations and what remedial action, if any, that was taken.

Each Investment Partner must also certify that it has adopted procedures reasonably necessary to prevent its access persons (as that term is defined in Rule 17j-1) from violating its code of ethics.

F.	Amendment to the Code of Ethics

Any material amendment to this Code of Ethics or to Harbor Capital’s Code of Ethics must be approved by the Board of Trustees within six months of such amendment. Any amendment to Harbor Capital’s Code of Ethics will be deemed an amendment to this Code of Ethics effective thirty (30) days after written notice of each amendment will have been received by the Secretary of the Funds, unless the Funds’ Board of Trustees expressly determines that such amendment will become effective at an earlier date or will not be adopted.

G.	Interpretation and Waiver

The Funds’ Board of Trustees may from time to time adopt such interpretations of this Code of Ethics as it deems appropriate.

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The Chief Compliance Officer may, after consultation with the Chairman of the Board of Trustees, waive compliance by any person with respect to any provision of this Code of Ethics if he or she finds that such a waiver: (i) is necessary to alleviate hardship or in view of unforeseen circumstances and is otherwise appropriate under all the relevant facts and circumstances; (ii) will not be inconsistent with the purposes and objectives of this Code of Ethics; (iii) will not adversely affect the interests of the shareholders of the Funds; (iv) does not contravene applicable law; and (v) is not likely to permit a securities transaction or conduct that would violate provisions of applicable laws or regulations. However, waivers will be granted only in rare instances and some provisions of this Code of Ethics that are mandated by law or regulation cannot be waived. The Chairman, and not the Chief Compliance Officer, has authority to waive compliance by the Chief Compliance Officer with respect to any provision of this Code of Ethics in the circumstances discussed above. Any waiver will be in writing, will contain a statement of the basis for it, and a copy will be retained by the Review Officer for a period of five years.

Effective December 1, 2025

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